Exhibit 99.1

DATE:	July 26, 2011 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the Second Quarter 2011

•                  Net Income Up 252% to $7.6 million

•                  EPS of $0.34 compared to $.07 a year ago

•                  Net Interest Margin of 4.25%

•                  Tangible Common Equity Ratio of 7.0%

•                  Return on Average Assets of 1.09%

•                  22% Decrease in Non-accrual Loans

•                  19% Decrease in Non-performing Assets (including Troubled Debt Restructurings)

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the second quarter ended June 30, 2011.  The Company reported net income of $7.6 million for the second quarter and earnings per common share of $0.34 compared to $2.2 million of net income and $0.07 per common share reported in the second quarter of 2010.  The primary driver of the increase in net income was a decrease in the Company’s loan loss provision expense to $4.0 million in the second quarter of 2011 compared to $12.8 million in the same period a year ago.

Mr. Brown stated, “I am very pleased with the continued improvement in earnings.  Our net income for the quarter of $7.6 million and $.34 per common share was at the highest level in three years.  Improvement in loan quality was the primary driver of our improvement in earnings.  Total nonperforming assets (including accruing troubled debt restructurings) of $73.2 million were down $32.9 million, or 31.0%, from the same period one year ago and were down $18.6 million, or 20.3%, from the first quarter of 2011.  For the quarter we continued to experience lower levels of new nonperforming loans compared to a year ago and we saw accelerated resolution of existing problem loans and sales of assets out of our Other Real Estate Owned portfolio.  The result was a provision expense of $4 million compared to $12.8 million in the quarter one year ago and $5.6 million in the prior quarter.”

Mr. Brown continued, “Our net revenue excluding securities gains and insurance commissions (we sold the property and casualty insurance lines in the fourth quarter of 2010) was 2% higher than the same quarter one year ago and was 3.7% higher than the first quarter of this year.  A strong net interest margin combined with increased service charge income, interchange revenue and brokerage commissions offset lower mortgage revenue to account for the revenue increase.  While we were pleased with the stability of our revenue, we continue to be concerned about tepid loan demand as it continues to place downward pressure on our loan balances.”

Mr. Brown concluded, “As our earnings have continued to improve throughout this economic cycle, so has our capital.  Our Tangible Common Equity ratio has increased from 5.3% in the second quarter of 2009 to 7.0% this quarter.  The economy remains in a weakened state, although in our core markets, several major companies have announced significant new hiring plans.  We are encouraged, yet remain focused on continuing to improve our loan quality and position our company for long term success.”

NET INTEREST INCOME

Net interest income was $25.4 million for the second quarter of 2011, which was flat compared to the second quarter of 2010.  The Company’s net interest margin, on a fully-taxable equivalent basis, was 4.25% for the second quarter of 2011 versus 4.05% for the second quarter of 2010.  This increase in the net interest margin was offset by a decrease in average earning assets of $66 million.  On a linked quarter basis, the Company’s net interest margin decreased by 5 basis points.

NON-INTEREST INCOME

The Company’s non-interest income increased to $11.5 million for the second quarter of 2011 compared to $11.4 million for the same period in 2010.  An increase in gains from the sale of investment securities was offset by a decrease in insurance commissions as the Company sold its property and casualty book of business in the fourth quarter of 2010.  Management’s strategy has been to realize gains on its investment securities portfolio from time to time when the interest rate environment has presented opportunities to reposition the securities portfolio to maximize overall returns.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.4 million for the second quarter of 2011 compared to $22.6 million for the same period in 2010, an increase of $0.8 million or 3.6%.  Marketing expenses increased by $422 thousand year over year as the Company has made investments in a checking account acquisition program and a customer/employee engagement survey and improvement program.  Other expenses increased by $385 thousand year over year driven primarily by consulting fees as the Company has engaged firms to identify and eliminate inefficiencies throughout the organization.  We hope to begin seeing cost savings from improvements gained through this process starting in the second half of 2011.

BALANCE SHEET AND CAPITAL

Total assets were $2.82 billion as of June 30, 2011, a decrease of $31 million from the same period a year ago.  The decrease was primarily related to a decrease in loan balances.  Loans decreased $140 million year over year and were partially offset by a $90 million increase in investment securities.  Charge-offs of non-performing loans and overall weak loan demand continue to drive loan balances down.  The Company’s regulatory capital ratios remain strong and as of June 30, 2011 were as follows: leverage ratio of 10.3%, tier one capital to risk-weighted assets of 16.8%, and total capital to risk-weighted assets of 18.0%.  In addition, as of June 30, 2011 the Company’s tangible common equity ratio was 7.0%.

ASSET QUALITY

Non-performing assets (including accruing troubled debt restructurings) were $73.2 million as of June 30, 2011 compared to $106.2 million as of June 30, 2010, and represented 2.60% of total assets at June 30, 2011 compared to 3.72% at June 30, 2010.  On a linked-quarter basis, non-performing assets decreased by $18.6 million.  Non-accrual loans decreased by $12.0 million and OREO decreased by $6.3 million.  Net charge-offs for the second quarter of 2011 were $5.8 million and represented 1.40% of average loans.  Loan loss provision expense was $4.0 million for the second quarter of 2011.  Provision expense did not exceed charge-offs for the quarter as the level of specific allocations required on impaired loans declined quarter over quarter.  Additionally, the Company had identified losses and specifically provided for $3.54 million in previous quarters for the five largest charge-offs taken during the second quarter totaling approximately $3.56 million.  The Company’s allowance for loan losses was $41.5 million and represented 2.57% of total outstanding loans at June 30, 2011.  This compares to $41.4 million as of June 30, 2010, or 2.36% as a percent of loans and $43.3 million as of March 31, 2011, or 2.63% of total loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Interest Income	$31,122	$34,039	$62,299	$68,310
Interest Expense	5,732	8,675	11,959	17,715
Net Interest Income	25,390	25,364	50,340	50,595
Provision for Loan Losses	4,000	12,750	9,600	22,250
Noninterest Income:
Insurance commissions	—	599	—	1,117
Trust and investment product fees	813	617	1,753	1,182
Mortgage banking	1,197	1,687	2,515	3,211
Service charges on deposit accounts	4,517	4,378	8,415	8,247
Gain on sales of securities	2,521	1,925	3,654	2,978
Interchange income	1,564	1,410	2,980	2,674
OREO gains/(losses)	(196)	(39)	(560)	(16)
Other	1,104	783	2,082	1,798
Total Noninterest Income	11,520	11,360	20,839	21,191
Noninterest Expense:
Employee	12,580	12,431	25,413	24,876
Occupancy	1,648	1,531	3,415	3,386
Equipment	1,938	1,990	3,918	3,888
Intangible amortization	492	517	984	1,033
Marketing	1,126	704	2,207	1,297
Collection expenses	902	904	1,916	1,479
FDIC assessment	907	1,095	2,168	2,358
Other	3,790	3,405	7,182	6,745
Total Noninterest Expense	23,383	22,577	47,203	45,062
Earnings Before Income Taxes	9,527	1,397	14,376	4,474
Provision (benefit) for Income Taxes	1,901	(768)	2,204	(940)
Net Income	$7,626	$2,165	$12,172	$5,414
Preferred Dividends & Accretion	$(764)	$(764)	$(1,527)	$(1,527)
Net Income Available to Common Shareholders	$6,862	$1,401	$10,645	$3,887

Average Balance Sheet Data

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Gross Loans	$1,634,776	$1,797,297	$1,652,758	$1,831,020
Earning Assets	2,562,123	2,627,683	2,538,295	2,625,928
Total Assets	2,824,862	2,891,335	2,795,348	2,884,303
Noninterest Bearing Deposits	283,767	254,829	278,320	247,933
Interest Bearing Deposits	1,973,164	2,010,897	1,953,076	2,001,588
Total Interest Bearing Liabilities	2,203,673	2,310,300	2,185,300	2,312,247
Shareholders’ Equity	313,723	300,104	309,306	299,138

Per Share Data

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Diluted Earnings Per CommonShare	$0.34	$0.07	$0.53	$0.19
Cash Dividends Per Common Share	0.01	0.01	0.02	0.02
Market Value - High	10.05	9.00	10.60	9.00
Market Value - Low	6.98	6.70	6.98	4.40
Average Outstanding Shares (diluted)	20,219,706	20,161,976	20,201,765	20,150,499

Key Ratios (annualized)

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Return on Average Assets	1.09%	0.30%	0.88%	0.38%
Return on Average Equity	9.86%	2.89%	7.94%	3.65%
Net Interest Margin	4.25%	4.05%	4.28%	4.07%
Efficiency Ratio	60.44%	59.49%	63.19%	60.74%
Net Overhead to Average Assets	1.68%	1.56%	1.90%	1.67%

Balance Sheet Highlights

	June 30	March 31	December 31	June 30
	2011	2011	2010	2010
Total Loans (Excluding Loans Held for Sale)	$1,615,504	$1,642,700	$1,680,971	$1,755,201
Allowance for Loan Losses	41,462	43,255	42,605	41,436
Total Securities	831,887	817,235	806,071	741,351
Goodwill and Intangible Assets	70,037	70,529	71,021	73,044
Total Assets	2,820,400	2,767,985	2,769,312	2,851,700
Noninterest Bearing Deposits	304,995	293,648	268,390	270,682
Interest Bearing Deposits	1,938,651	1,915,713	1,943,174	1,973,643
Other Borrowings	191,884	196,136	202,182	240,496
Shareholders’ Equity	319,400	309,058	302,570	303,592

Other Balance Sheet Data

	June 30	March 31	December 31	June 30
	2011	2011	2010	2010
Book Value Per Common Share	$13.02	$12.56	$12.24	$12.29
Loan Loss Reserve to Loans	2.57%	2.63%	2.53%	2.36%
Loan Loss Reserve to Non-performing Loans	97.16%	72.36%	61.51%	48.28%
Nonperforming Assets to Total Assets	2.02%	2.90%	2.92%	3.27%
Tangible Common Equity Ratio	7.02%	6.76%	6.50%	6.28%
Outstanding Shares	20,189,182	20,136,188	20,136,362	20,136,362

Asset Quality

	June 30	March 31	December 31	June 30
	2011	2011	2010	2010
Loans Past Due 90 Days or More and Still Accruing	$104	$5,237	$990	$421
Non-accrual Loans	42,572	54,537	68,279	85,399
Other Real Estate Owned	14,324	20,586	11,479	7,501
Total Nonperforming Assets (NPA’s)	$57,000	$80,360	$80,748	$93,321
Troubled Debt Restructurings	16,243	11,503	22,250	12,860
Total NPA’s with Troubled Debt Restructurings	$73,243	$91,863	$102,998	$106,181

Net Charge-offs - YTD	$10,743	$4,950	$39,293	$27,462
Net Charge-offs as a % of average loans (annualized)	1.31%	1.20%	2.21%	3.02%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.